(Davis Wright Tremaine Letterhead)



STUART C. HARRIS            SUITE 2300                       TEL (503) 241-2300
Direct (503) 778-5428       1300 SW FIFTH AVENUE             FAX (503) 778-5299
stuartharris@dwt.com        PORTLAND, OR  97201-5682         www.dwt.com



April 20, 2000




R-B Rubber Products, Inc.
904 E 10th Avenue
McMinnville, Oregon  97128

Re:      Directors Stock Option Plan

Dear Ladies and Gentlemen:

We have acted as counsel to R-B Rubber Products, Inc. (the "Company") in connection with its registration statement of its Directors Stock Option Plan and corresponding Shares (the "Registration Statement"). Capitalized terms used herein that are not otherwise defined have the meanings ascribed thereto as set forth in the Registration Statement and the exhibits thereto.

We have examined such documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinions hereinafter expressed. We have assumed the genuineness of all signatures, the authenticity of documents, certificates and records submitted to us as originals, the conformity to the originals of all documents, certificates and records submitted to us as copies, the legal capacity of all natural persons executing documents, certificates and records, and the completeness and accuracy as of the date of this opinion letter of the information contained in such documents, certificates and records.

Based upon the foregoing, we are of the opinion that:

         1. The Company is duly formed and validly existing under the laws of the State of Oregon.

         2. The Plan, the Shares and the options respecting such Shares have been duly authorized and, when appropriate certificates have been duly executed by the proper officers of the Company, will be validly issued, fully paid and nonassessable.




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R-B Rubber Products, Inc.
April 20, 2000
Page 2



This opinion is limited to the laws of the State of Oregon and the federal laws of the United States of the type typically applicable to transactions contemplated by the Registration Statement. We express no opinion with respect to the laws of any other country, state or jurisdiction.

This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This letter speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. We undertake no responsibility to update or supplement this letter after the date hereof.

We consent to being named in the Registration Statement as counsel who are passing upon the validity of the options to be issued pursuant to the Registration Statement and to the reference to our name under the caption "Legal Matters" in such Registration Statement. Subject to the foregoing, this opinion letter may be relied upon by you only in connection with the Offering and may not be used or relied upon by you for any other purpose or by any other person for any purpose whatsoever without, in each instance, our prior written consent.



Very truly yours,

Davis Wright Tremaine LLP


  /s/ Stuart C. Harris

Stuart C. Harris

KAM:







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